Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 26th day of April, 2010, by and between Hans Birkholz (the “Executive”) and Ambassadors International, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, under the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Employment.  The Company hereby employs the Executive commencing May 10, 2010 (the “Start Date”), and the Executive hereby accepts such employment, under the terms and conditions set forth herein.

2.           At-Will Employment.  The Executive’s employment is at-will.  Therefore, either the Executive or the Company may terminate the Executive’s employment at any time and for any reason, with or without cause (including as defined herein) and with or without notice.

3.           Position and Duties.  The Executive shall be employed by the Company as its President and, effective as of May 17, 2010, the Executive shall also be the Chief Executive Officer of the Company and the Company’s Windstar Cruises business (“CEO”).  The Executive shall carry out those duties and responsibilities customarily incumbent upon the President and CEO, as stated in the Company’s Bylaws, as the same may be modified from time to time, or as otherwise assigned to the Executive by the Board of Directors of the Company (the “Board”), provided that any such additional duties shall be commensurate with the Executive’s position as CEO and President of the Company.   The Executive shall devote substantially all of his business time, attention, skills and efforts to the faithful performance of his duties hereunder.  The Executive shall fulfill his duties and responsibilities with that degree of skill and diligence appropriate for a senior executive of a public company and in a manner consistent with applicable laws, rules and regulations.  During his employment, the Executive shall not engage in any other business activities or hold any office or position, regardless of whether any such activity, office or position is pursued for profit or other pecuniary advantage, without the prior consent of the Company; provided, however, the foregoing shall not prevent the Executive from: (a) owning, solely as a passive investment, five percent (5%) or less of the securities of any publicly traded corporation (or, with the prior consent of the Board, five percent (5%) or less of the securities of any private company, provided that any such private company is not a competitor of the Company or a significant vendor of, and does not otherwise do business with, the Company); (b) managing his personal investments; or (c) providing services to charitable and/or civic organizations, in each case, so long as such activity does not breach of any provision of Section 8 hereof or interfere with the Executive's performance of services to the Company.

4.           Place of Performance.  The services to be provided by the Executive hereunder shall be performed at the Company’s headquarters in Seattle, Washington; provided, however, that it is understood that regular domestic and international travel is necessary to fulfill the Executive’s duties hereunder.

5.           Compensation and Related Matters.  As full compensation for the Executive’s performance of his duties and responsibilities hereunder, the Company shall pay the Executive the compensation and provide the benefits set forth below:

a.           Base Salary.  The Company shall pay the Executive an annual salary (the “Base Salary”) of Three Hundred Fifty Thousand Dollars ($350,000), less applicable withholding and other deductions, payable in accordance with the Company’s payroll practices as in effect from time to time.  So long as this Agreement continues in effect, the Executive’s Base Salary will be subject to annual review by the Board and may be increased, but not decreased, as deemed appropriate by the Board in its sole discretion.

b.           Annual Performance Bonus.  Subject to the terms set forth herein, during each full calendar year of the Executive’s employment, the Executive shall be eligible to receive an annual performance bonus in an amount equal to up to fifty percent (50%) of the Base Salary, less applicable withholding and other deductions (the “Bonus”).  Fifty Percent (50%) of the Bonus shall be based upon achievement of specific objectives established at the beginning of the relevant year by the Compensation Committee of the Board (the “Compensation Committee”) and the Executive, the attainment of which shall be determined in the reasonable discretion of the Compensation Committee.  Any additional Bonus amount shall be determined by the Board in its sole discretion, based upon the performance of the Executive and the Company for the relevant calendar year.  In order to be eligible to receive the Bonus for any calendar year during the Executive’s employment, the Executive must be in “active working status” through the end of the calendar year to which the bonus relates.  For purposes of this Agreement, “active working status” means that the Executive has not resigned (or given notice of his intention to resign) and has not been terminated for any reason (or been given notice of termination).  The Executive shall be eligible to receive a pro-rated bonus only for the period from the Start Date to December 31, 2010 but not for any partial year of employment thereafter.

c.           Special 2010 Bonus.  In addition to the Bonus, the Executive will be entitled to receive a special 2010 bonus (the “Special 2010 Bonus”) in the amount of $82,290 (less applicable withholdings and deductions), which shall be earned and payable in equal monthly installments over a twelve (12) month period, commencing with the first payroll date in June 2010.

d.           Benefits.  The Executive will be eligible to participate in all employee benefit plans and perquisite programs generally available to senior management personnel of the Company that may be in effect from time to time for such employees, subject to the benefits provisions and eligibility rules thereof.  Consistent with the foregoing, the Company shall have the exclusive right to modify, amend, add or eliminate any of these benefits and programs.

e.           Paid Time Off.  The Executive shall be eligible to receive twenty (20) days of paid time off per calendar year (in addition to paid legal holidays observed by the Company), prorated for 2010 from the Start Date through December 31, 2010, in accordance with the Company’s paid time off policies (as may be revised from time to time).  The Executive may schedule paid time off as he elects, subject to the Company’s business needs.  The Executive shall notify the Chairman of the Board and the Company’s Chief Financial Officer of any paid time off to be taken by the Executive as early as possible in advance of such paid time off.

f.           Relocation Costs.  In connection with the Executive’s relocation from Charlotte, North Carolina to Seattle, Washington to accept employment with the Company, the Executive shall be entitled to reimbursement of the actual and reasonable out-of-pocket costs  incurred during 2010 or 2011 of moving the Executive’s household goods, including the costs of shipment, packing and unpacking service, insurance, transportation of the Executive’s automobiles and related expenses, up to a maximum reimbursement of $20,000.  In addition, the Executive shall receive reimbursement for (i) the actual and reasonable out-of-pocket costs of up to three (3) months’ rent for temporary housing accommodations in the Seattle, Washington metropolitan area for the Executive and his immediate family and (ii) reimbursement for the actual out-of-pocket cost of coach class airfare for the Executive and members of his immediate family for travel between Charlotte, North Carolina and Seattle, Washington through September 30, 2010, up to a total of 27 one-way tickets for the Executive and/or his family members, provided that all such air travel shall be booked through the Company’s air travel department (or if the Executive elects to drive, he will receive mileage reimbursement at the IRS-approved mileage rate for 2010).  The Executive shall not be reimbursed for any other relocation costs, except as expressly set forth in this paragraph.  The Executive shall not treat any amounts paid by him and reimbursed by the Company pursuant to this paragraph 5.f. as deductible moving expenses on any tax return filed by the Executive and, to the extent permitted by applicable law, the Company shall report amounts reimbursed to the Executive on account of qualified moving expenses as a moving expense reimbursement excludable from the Executive’s taxable income in Box 12 (using Code “P”) on the Executive’s Form W-2 (or any equivalent box or code of any successor form).

g.           Stock Options.  The Executive shall be eligible to be granted stock options and/or other equity awards pursuant to, and subject to the terms and conditions of, the Company’s equity incentive plans for officers and directors, as such plans may be in effect from time to time.  On the Start Date, the Executive shall be granted stock options (the “Options”) pursuant to the Ambassadors International, Inc. Amended and Restated 2005 Incentive Award Plan (as amended, the “2005 Equity Plan”), to purchase a number of shares of the Company’s common stock equal to 2.5% of the then outstanding common stock of the Company (approximately 662,900 shares); provided, however, such grant of the Options shall be subject to approval by the Company’s stockholders of amendments to the 2005 Equity Plan to increase the authorized shares available for awards thereunder and to increase the limitation on awards that can be made to each eligible recipient in a single calendar year (which approval shall be requested at the 2010 annual meeting of stockholders).  The Options to be granted to the Executive pursuant to the preceding sentence shall have an exercise price per share equal to the per share closing price of the Company’s common stock on the Nasdaq Stock Market on the Executive’s Start Date.  The Options shall vest cumulatively at the rate of 25% on each of the first four anniversaries of the Start Date, provided that the Executive is still employed by the Company on the applicable vesting date, and will expire ten years from the grant date.  The Options shall be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent that the Options satisfy the requirements of Section 422 without any revision in the terms of the Options as set forth above.  Any unvested options will become fully vested upon a Change in Control (as defined below) or as otherwise determined by the Board.  The Board will make an appropriate adjustment to the number of option shares and/or the option exercise price to adjust for the dilutive effect of any common stock issuance in connection with any exchange of the Company’s outstanding 3.75% Convertible Senior Notes due 2027 (the “Convertible Notes”) for shares of the Company’s common stock (or for shares of the Company’s common stock and its 10% Senior Secured Notes due 2012 (the “New Notes”)), including if there is any issuance of additional common stock to holders of New Notes pursuant to the “most favored nation” provision of the New Notes.  To receive the Options, the Executive must enter into, and agree to be bound by, the Company’s customary stock option agreement confirming the terms and conditions of the award.

For purposes of this Agreement and the stock option agreement to be entered into between the Company and the Executive, “Change in Control” means (i) any person, entity or “group” (within the meaning of the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934), other than Whippoorwill Associates, Inc., its affiliates and any accounts or funds managed by Whippoorwill or its affiliates (collectively, “Whippoorwill”) (or any such “group” including Whippoorwill), (x) acquires beneficial ownership or control of 50% or more (on a fully diluted basis) of the Company’s common stock, (y) acquires beneficial ownership or control of a number of shares of common stock greater than the number of shares collectively held on the date of this Agreement by Whippoorwill, Polygon Global Opportunities Master Fund and its affiliates, and/or Highbridge International LLC and its affiliates; or (z) obtains the power (whether or not exercised) to elect a majority of the members of the Board; (ii) the Company ceases to beneficially own and control substantially all of the economic and voting interests in the entities that operate the Windstar Cruises business; (iii) a majority of the seats (other than vacant seats) on the Company’s Board cease to be occupied by persons who either (a) were members of the Board on the date of this Agreement or (b) were nominated for election by the Board a majority of whom were directors on the date of this Agreement or whose election or nomination for election was previously approved by a majority of such directors; or (iv) any other event that is a “change of control” as defined in the Indenture governing the New Notes occurs.

6.           Reimbursement of Business Expenses.  The Executive shall be entitled to reimbursement for reasonable business expenses in accordance with the Company’s expense reimbursement policies then applicable to its senior executives, against appropriate vouchers or other receipts for authorized travel, entertainment and other business expenses reasonably incurred by him in the performance of his duties hereunder.

7.           Exclusive Payment Upon Termination.  As more fully described in paragraph 2, above, the Executive’s employment with the Company is at-will and may be terminated by the Executive or by the Company with or without cause and with or without notice.  Nothing herein is intended to create or creates a fixed term of employment, whether express or implied.

a.           If the Executive’s employment is terminated by the Company for “Cause” (as defined below”), or if the Executive resigns, other than for “Good Reason” (as defined below), then, in full satisfaction of the Company’s obligations under this Agreement, the Executive shall be entitled to receive: (i) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; (ii) payment for any accrued, unused paid time off as of the effective date of termination, subject to the Company’s then-current policy regarding payment for accrued time off; and (iii) medical benefit continuation at the Executive’s and/or his dependent’s expense as provided by law.  The Executive will not receive any additional payments other than those set forth in this paragraph (whether a bonus, additional salary, severance, or otherwise).  In the case of a termination for Cause or a resignation other than for Good Reason, all outstanding stock options (including any vested but unexercised stock options) shall be forfeited as of the date of such termination.

b.           If the Executive’s employment is terminated by the Company other than for Cause, or if the Executive resigns for Good Reason, then, in full satisfaction of the Company’s obligations under this Agreement, the Executive shall be entitled to receive:  (i) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; (ii) payment for any accrued, unused paid time off as of the effective date of termination, subject to the Company’s then-current policy regarding payment for accrued time off; (iii) any unpaid portion of the Special 2010 Bonus, payable in accordance with the monthly schedule set forth in Section 5(c); (iv) any performance bonus that was earned by the Executive with respect to the prior calendar year but was not previously paid; and (v) medical benefit continuation at the Executive’s and/or his dependent’s expense as provided by law.   In addition, provided that the Executive executes and delivers to the Company the Release (as defined below), the Executive shall also be entitled to: (A) severance in an amount equal to twelve (12) months of the Executive’s Base Salary, to be paid over a twelve (12) month period in accordance with the Company’s then current payroll practices and (B) payment by the Company of that portion of the health insurance premiums paid by the Company for health insurance coverage for the Executive and his eligible dependents during the Executive’s employment for up to twelve months following the Executive’s termination of employment, provided that the Executive elects COBRA medical benefit continuation coverage and continues to pay that portion of the health insurance premiums that he paid during his employment with the Company.  In order to receive the payments and benefits set forth in clauses (A) and (B) of the preceding sentence, the Executive must: (x) if requested by the Company, execute and deliver to the Company an effective and irrevocable Separation Agreement and General Release (to be prepared by the Company and in the form then used by the Company for employees generally) (the “Release”), which, among other things, waives and releases the Company, its affiliates and their agents from any and all claims the Executive may have against them through and including the date of the Release and contains confidentiality, non-competition and non-solicitation covenants prohibiting the disclosure of the Company’s confidential information as well as competition with the Company and solicitation and/or hiring of the Company’s clients, customers, vendors and employees for the 12-month period following the termination of the Executive’s employment; and (y) agree to be available to provide consulting services at no additional cost to the Company for a reasonable period of time following the termination of the Executive’s employment.  The Executive will not receive any additional payments other than those set forth in this paragraph (whether a bonus of any kind, additional salary, severance, or otherwise).  In addition, if the Executive’s employment is terminated by the Company other than for Cause, or if the Executive resigns for Good Reason, then the Executive shall forfeit any stock options that are not vested as of the effective date of termination; provided, however, that the Executive may, within three (3) months after the effective date of termination, exercise any stock options that were vested but unexercised as of the effective date of termination.  Notwithstanding anything to the contrary herein:  (1) the Base Salary payable under clause (A) of the second sentence of this paragraph shall commence being paid on the pay date which is on or immediately after the 30th day following the Executive’s termination of employment, provided that the Release shall have become effective before the 30th day following such termination and provided, further, that the first such payment shall include an amount that is retroactive to the day immediately after the date of such termination, and (2) the COBRA continuation coverage payable under clause (B) of the second sentence of this paragraph shall be paid on the next premium due date (including the applicable grace period) following the effective date of termination of employment (provided that the Release must have become effective before such payment).

c.           If the Executive’s employment terminates due to his death or “Disability” (as defined below), then, in full satisfaction of the Company’s obligations under this Agreement, the Executive shall be entitled to receive:  (i) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; (ii) payment for any accrued, unused paid time off as of the effective date of termination, subject to the Company’s then-current policy regarding payment for accrued time off; (iii) any unpaid portion of the Special 2010 Bonus, payable in accordance with the monthly schedule set forth in Section 5(c); (iv) benefits, if any, payable upon the Executive’s death or disability, respectively, which shall be governed by the applicable plan or policy of the Company; and (v) medical benefit continuation at the Executive’s and/or his dependent’s expense as provided by law.  The Executive will not receive any additional payments other than those set forth in this paragraph (whether a bonus of any kind, additional salary, severance, or otherwise).  In addition, if the Executive’s employment is terminated due to his death or Disability, then the Executive shall forfeit any stock options that are not vested as of the effective date of termination; provided, however, that the Executive (or his heirs or representatives) may, within one (1) year after the effective date of termination, exercise any stock options that were vested but unexercised as of the effective date of termination.

d.           For purposes of this Agreement, “Cause” shall mean that the Executive: (i) has committed an act constituting a misdemeanor involving moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof; (ii) has committed an act constituting a breach of fiduciary duty, gross negligence or willful misconduct; (iii) has engaged in conduct that violated the Company’s then existing internal policies or procedures and which is detrimental to the business, reputation, character or standing of the Company or any of its affiliates; (iv) has committed an act of fraud, self dealing, conflict of interest, dishonesty or misrepresentation; or (v) after notice by the Company and a reasonable opportunity to cure, has materially breached his obligations as set forth in this Agreement or has materially failed to satisfactorily perform duties and responsibilities assigned to him hereunder that are reasonably commensurate with the Executive’s position.

e.           For purposes of this Agreement, “Good Reason” shall mean that (i) the Board has approved a material reduction or adverse change in the Executive’s title, duties and responsibilities, without the Executive’s prior written consent, which has continued for thirty (30) days following receipt of written notice of such reduction or change from the Executive, (ii) the Company has relocated its principal executive office to a location more than 75 miles from Seattle, Washington, without the Executive’s prior written consent, (iii) the Company’s stockholders have voted against one or more of the amendments to the 2005 Equity Plan necessary for the grant of the Options and the Board and the Executive have been unable, after a period of 30 days of good faith discussions, to agree upon an alternative compensation arrangement for the Executive, or (iv) the Company has materially breached its obligations under this Agreement and has failed to cure such breach within thirty (30) days after receipt from the Executive of written notice of such breach (which written notice must specifically describe the nature of the breach and must state that the Company’s failure to cure such breach within such 30-day period shall constitute “Good Reason” for termination for purposes of this Agreement).

f.           For purposes of this Agreement, “Disability” shall mean that the Executive has been unable to perform the duties and responsibilities required of him hereunder due to a physical and/or mental disability for a period of ninety (90) consecutive days or one hundred eighty (180) days, whether or not consecutive, during any twelve (12) month period.

8.	Confidential and Proprietary Information; Work Product; Warranty;

Non-Competition; Non-Solicitation.

a.           The Executive acknowledges and agrees that there are certain trade secrets, confidential and proprietary information or non-public information relating to the business of the Company and its affiliates or their respective clients and customers, which information the Executive will learn during his employment by the Company (collectively, “Confidential Information”).  Confidential Information shall include, without limitation:  all information or material, whether conveyed orally or in written or electronic form, that has or could have commercial value in the business or prospective business of the Company and its affiliates, including, without limitation, certain methods of doing business, marketing documents and plans, trade secrets, inventions, business plans, development work, billing methods, technology, databases, software methods or algorithms, financial information, contracts, customer lists, the details of the relationships of the Company and its affiliates with their respective customers, suppliers, contractors, vendors, and employees, including the internal “politics”/workings of any such organization, knowledge of their strategic plans and the identities of contact persons within the organization, business records and other proprietary, confidential or other non-public information relating to their respective businesses, the proprietary, confidential and non-public nature of which information the Company, and its affiliates desire to maintain; provided, however, "Confidential Information" does not include information which (i) the Executive can demonstrate was already in his possession prior to disclosure by the Company and its affiliates, provided that the source of such information was not known by the Executive to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information or (ii) is or becomes generally available to the public other than as a result of disclosure by the Executive.  The Executive shall not, at any time during or after his employment hereunder, use or disclose such Confidential Information, except to authorized representatives of the Company or the customer or as required in the performance of his duties and responsibilities hereunder.  The Executive shall return all client, customer, vendor, and/or Company (or affiliate) property, such as, without limitation, computers, software, cell phones, handheld devices, credit cards, keys, security passes and documents (and any copies including in machine or human-readable form), to the Company when his employment terminates.

b.           Work Product.  The Executive agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by him during his employment by the Company and for a period of six (6) months thereafter, that (i) relate, whether directly or indirectly, to the actual or anticipated business, research or development of the Company, its subsidiaries or affiliates (ii) are suggested by or as a result of any work performed by the Executive on behalf of the Company, its subsidiaries or affiliates, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. § 101 et. seq.)(the “Work Product”).  All Work Product shall be and remain the property of the Company or its affiliates.  To the extent that any such Work Product may not, under applicable law, be considered works made for hire, the Executive hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of his right, title and interest in and to the Work Product to the Company in perpetuity or for the longest period otherwise permitted by law.  Consistent with his recognition of the Company’s absolute ownership of all Work Product, the Executive agrees that he shall (i) not use any Work Product for the benefit of any party other than the Company and (ii) perform such acts and execute such documents and instruments as the Company may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to the Company; provided, however, if following ten (10) days’ written notice from the Company, the Executive refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, he hereby appoints any of the Company’s officers as his attorney-in-fact to execute such documents on his behalf.  This agency is coupled with an interest and is irrevocable without the Company’s prior written consent.

c.           Exception.  The preceding paragraph 8(b) does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Executive for the Company.

d.           Warranty.  The Executive represents and warrants to the Company that (i) there are no claims that would adversely affect his ability to assign all right, title and interest in and to the Work Product to the Company; (ii) the Work Product does not violate any patent, copyright or other proprietary right of any third party; (iii) the Executive has the legal right to grant the Company the assignment of his interest in the Work Product as set forth in this Agreement; and (iv) he has not brought and will not bring to his employment hereunder, or use in connection with such employment, any trade secret, confidential or proprietary information, or computer software, except for software that he has a right to use for the purpose for which it shall be used, in his employment hereunder.

e.           Non-Competition; Non-Solicitation.  The Executive agrees that in consideration of, and to protect the Confidential Information obtained by the Executive, during the course of the Executive’s employment with the Company and for twelve (12) months following the termination of the Executive’s employment with the Company, in the event that the Executive voluntarily resigns from his employment without Good Reason or is terminated by the Company for Cause, the Executive shall not directly or indirectly, whether as an employee, officer, director, investor, consultant or otherwise, (i) engage in the business of, or provide services to any person or entity engaged in the business of providing international luxury cruises in the Caribbean, Europe, the Americas or the Greek Islands, or any geographic market in which the Company offers such products or services or has actual, documented plans to offer such services of which the Executive is aware (the “Business”); (ii) solicit, directly, or indirectly, any person or entity which is then or has been within the preceding twelve (12) month period, a client or customer of the Company, to use any service or product provided or offered by the Company from any entity other than the Company; (iii) solicit for employment, engage and/or hire, whether directly or indirectly, any individual who is then employed by the Company or engaged by the Company as an independent contractor or consultant on behalf of any person or entity other than the Company; (iv) encourage or induce, whether directly or indirectly, any individual who is then employed by the Company or engaged by the Company as an independent contractor or consultant to end his/her business relationship with the Company; and/or (v) solicit, encourage, or persuade any vendor or supplier of the Company to end its business relationship or reduce the level of business with the Company.

f.           Injunctive Relief.  The Executive acknowledges that a breach or threatened breach of any of the terms set forth in this Section 8 shall result in an irreparable and continuing harm to the Company for which there shall be no adequate remedy at law.  The Company shall, without posting a bond, be entitled to obtain injunctive and other equitable relief in order to prevent a breach of this Section 8 or to enforce its provisions, in addition to any other remedies available to the Company.

g.           Essential and Independent Agreements.  It is understood by the parties hereto that the Executive’s obligations and the restrictions and remedies set forth in this Section 8 are essential elements of this Agreement and that but for his agreement to comply with and/or agree to such obligations, restrictions and remedies, the Company would not have entered into this Agreement or employed (or continued to employ) him.  The Executive’s obligations and the restrictions and remedies set forth in this Section 8 are independent agreements and the existence of any claim or claims by him against the Company under this Agreement or otherwise will not excuse his breach of any of his obligations or affect the restrictions and remedies set forth under this Section 8.

h.           Survival of Terms; Representations.  The Executive’s obligations under this Section 8 hereof shall remain in full force and effect notwithstanding the termination of his employment or this Agreement.  The Executive acknowledges that he is sophisticated in business, and that the restrictions and remedies set forth in this Section 8 do not create an undue hardship on him and will not prevent him from earning a livelihood.  He further acknowledges that he has had a sufficient period of time within which to review this Agreement, including this Section 8, with an attorney of his choice and he has done so to the extent he desired.  The Executive and the Company agree that the restrictions and remedies contained in this Section 8 are reasonable and necessary to protect the Company’s legitimate business interests regardless of the reason for or circumstances giving rise to such termination and that he and the Company intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law.  The Executive agrees that given the scope of the Company's business, any further geographic limitation on such remedies and restrictions would deny the Company the protection to which it is entitled hereunder.  If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

9.           Participation in Future Sales of Equity.  In the event the Company offers to sell common stock or other equity securities for cash during the term of the Executive’s employment, the Executive will be offered the opportunity to purchase such securities to the same extent that the Company’s other senior officers and directors are permitted to participate in such offering.

10.           Successors.  This Agreement and the Executive’s performance hereunder are personal to the Executive and shall not be assignable by the Executive.  The Company may assign this Agreement to any affiliate or to any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise.  In the event of a sale of all or substantially all the business and/or assets of the Company to a third party, the Company shall cause such third party to assume the Company’s obligations under this Agreement.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

11.           Indemnification.  The Company and the Executive shall enter into the Company’s standard indemnification agreement for senior officers and directors, pursuant to which the Company shall agree to indemnify the Executive as permitted by Delaware law.

12.           Miscellaneous.

a.           Waiver; Amendment.  The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times.  This Agreement may be amended or modified only by a writing signed by both parties hereto.

b.           Tax Withholding.  The payments and benefits under this Agreement may be compensation and as such may be included in either the Executive’s W-2 earnings statements or 1099 statements.  The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

c.           Compliance with Section 409A.  It is the Company’s intention that the benefits and rights to which the Executive could become entitled under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  For purposes of this Agreement (including Section 7 hereof), the Executive shall be considered to have a termination of employment only if such termination is a separation from service within the meaning of Section 409A of the Code, which shall occur if the Executive has ceased performing services for the Company and its affiliates or if he continues providing services as an independent contractor for the Company or its affiliates and such continuing services are at a level of 20% or less than the average level of services performed over the immediately preceding 36-month period (or the full period of employment, if the Executive has been providing services for less than 36 months) or as otherwise provided under Section 409A of the Code.  For purposes hereof, an “affiliate” of the Company shall mean any person with whom the Company would be treated as a single employer under Section 414(b) or 414(c) of the Code.  If the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code), as determined under the policy of the Company, or any successor thereto, for identifying such specified employees, and one or more of the payments or benefits to be received by the Executive pursuant to this Agreement would be considered deferred compensation subject to Section 409A of the Code, then, except as may otherwise be permitted under Section 409A of the Code, no such payment will be made or benefit provided until six months after the Executive’s termination of employment and any such payments or benefits to which the Executive would otherwise be entitled during the first six months after the Executive’s termination of employment will be accumulated and paid or provided on the first day following the expiration of six months after such termination of employment.

d.           Section Captions.  Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

e.           Severability.  Each provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

f.           Integrated Agreement.  This Agreement constitutes the entire under-standing and agreement between the parties hereto with respect to the subject matter hereof, and, effective on the Start Date, supersedes all prior agreements, understandings, memoranda, term sheets, conversations and negotiations.  There are no agreements, understandings, restrictions, representations or warranties between the parties other than those set forth herein or referenced herein.

g.           Interpretation; Counterparts.  No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision.  For purposes of this Agreement: “herein, “hereby,” “hereinafter,” “herewith,” “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular subsection or section.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

h.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand delivery, or by facsimile (with confirmation of transmission), or by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Executive:

Hans Birkholz

Facsimile:

with a copy to:

If to the Company:

Ambassadors International, Inc. 2101 4th Avenue, Suite 210 Seattle, Washington 98121 Attention: Chairman of the Board Facsimile: 206-733-2940

with copies to:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038-4982 Attention: Jeffrey Lowenthal, Esq. Facsimile: 212-806-6006

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by addressee.

i.           No Limitations.  The Executive represents his employment by the Company hereunder does not conflict with, or breach any confidentiality, non-competition or other agreement, express or implied, to which he is a party or to which he may be subject.

j.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington, without regard to principles of conflict law, applicable to contracts made and to be performed entirely within that state.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

k.           Jurisdiction.  The parties hereby irrevocably consent to the jurisdiction of the federal and state courts located in the State of Washington, and by the execution and delivery of this Agreement, each of the parties hereto accepts for itself the non-exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

AMBASSADORS INTERNATIONAL, INC.

By:	/s/ Eugene I. Davis	/s/ Hans Birkholz
	Name: Eugene I. Davis Title: Chairman of the Board	Hans Birkholz